Exhibit 10.2

                                      AGREEMENT


             This Agreement is entered into as of this 19th day of October, 1994 by and between Carolina First Corporation ("CFC"), Richard E. Greer ("Greer"), William Graham ("Graham") and Telepay, Inc. ("Telepay").

                                       PREAMBLE

             Whereas the parties hereto desire to engage in the delivery of certain home banking products and services through the development and marketing of a home banking system, as the same may be amended, changed, replaced and improved (the "System");

             Now, Therefore, in consideration of the mutual covenants and representations contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:


                         SECTION I.  FORMATION OF DART, INC.

             1.1. Formation of DART, Inc. The parties hereto agree to form a new corporation named DART, Inc. ("DART"), which shall have 5,000,000 common shares authorized. The formation of DART (the "Formation Time") shall occur as soon as reasonably practicable after CFC receives a final determination from the Board of Governors of the Federal Reserve System and the South Carolina State Board of Financial Institution regarding whether or not it will may own the 450,000 shares of DART Common Stock as contemplated in Section 2.2 below.
             1.2. Contributions of Telepay Shareholders. Greer and Graham shall cause all shareholders of Telepay (including themselves) to contribute to DART all outstanding shares of Telepay capital stock. All new shareholders of Telepay shall be required, as a condition to investment in Telepay, to agree to maintain their Telepay stock free and clear of all liens and encumbrances and to contribute their Telepay stock to DART (upon the formation of DART) in exchange for the DART stock as contemplated in Section 2.1 below. Such agreement shall be in a form reasonably acceptable to CFC. A non-exclusive list of the assets of Telepay is set forth on Schedule 1.2.
             1.3. Contributions of CFC. Subject to other provisions herein, CFC (or its affiliate) shall contribute to DART (i) the CFC customer base in connection with the testing and marketing of the System, (ii) the data processing capability necessary to perform beta testing of the System, (iii) its know-how regarding the marketing of the System, and (iv) the data processing hardware and software necessary to perform the data processing. A non-exclusive list of the assets to


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

        be contributed, in addition to the assets expressly referenced in the preceding sentence, is set forth on Schedule 1.3.
             1.4.  Contributions of Other Parties.  As contemplated in
        Section 2.3, other parties who may be members of the initial control group within the contemplation of (section mark)351 of the Internal Revenue Code of 1986 ("(Section Mark)351"), may contribute cash or such other property in exchange for such number of shares of DART Common Stock as may be agreed upon by CFC and Greer.
             1.5. Capital Matters of Telepay. It is acknowledged that prior to the Formation Time, Greerco Partners shall loan or cause to be loaned to Telepay $750,000 for a period of up to six months (the "Greerco Loan"), which loan shall have an interest rate of prime plus 1% if loaned by Greerco Partnership or, if loaned by a third party, at a rate agreed upon by Telepay and the third party. From the date hereof and prior to the Formation Time, Telepay shall have received additional equity capital contributions totalling $500,000 in cash.
        It is ackowledged that Telepay may use any or all of the $1,250,000 before the Formation Time for such reasonable expenses as may be from time to time agreed upon by Telepay and CFC. At the Formation Time, Greerco Partnership shall contribute shares of Baby Superstore, Inc. common stock having a fair market value of $1,000,000 in exchange for 166,667 shares of DART common stock. The fair market value shall be determined as the average closing prices of the Baby Superstore, Inc. common stock on the five business days prior to contribution to DART. It is acknowledged that DART shall pay off the Greerco Loan as soon as reasonably practicable after the Formation Time through proceeds received from the sale of such Baby Superstore, Inc. common stock or a loan secured by such stock. The parties agree to use their reasonable best efforts to effect such sale.
             1.6. Best Efforts. Telepay, Greer, Graham, CFC and DART (after its formation) shall use their respective assets and best efforts to develop and market the System.


                        SECTION II.  ISSUANCE OF COMMON STOCK

             2.1. Issuance of Common Stock to Telepay Shareholders. In exchange for the contribution of Telepay capital stock as set forth in Section 1.2 above, DART shall issue 800,000 shares of DART Common Stock to the Telepay shareholders in the same proportion as they hold their Telepay stock. In the event that Telepay receives less than the $1,500,000 in cash contemplated in Section 1.5, the number of shares issuable upon the contribution of the Telepay stock shall be reduced at a rate of $6 per share (i.e. if only $1,200,000 is contributed to Telepay within the contemplation of Section 1.5, then Telepay shareholders shall receive an aggregate of 750,000 shares instead of 800,000 shares).
             2.2. Issuance of Common Stock to CFC. Subject to receipt of regulatory approval, as partial consideration for CFC's contributions set forth in Section 1.3 above, DART shall issue 49,500 shares of DART Common Stock to CFC (or its affiliate). Subject to receipt of regulatory approval, in exchange for CFC's contributions set forth in
        Section 1 above, DART shall issue an additional 400,500 shares of DART Common Stock to CFC (or its affiliate). In the event that CFC does not receive all necessary regulatory approvals for its ownership of the additional 400,500 shares of DART Common Stock, such 400,500


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
        shares of Common Stock shall be issued to Greer and Graham in the same proportion as designated pursuant to Section 2.1 and CFC shall be entitled to receive the percentage compensation referenced in
        Section 4.2.
             2.3. Subsequent Issuance of Common Stock. DART may issue additional shares of DART Common Stock to one or more additional persons or entities who shall be a part of the initial control group within the contemplation of (section mark)351. Such issuance may only be upon such terms and for such consideration as may be agreed upon by CFC and Greer.
             2.4. Maintenance of 4.95% Equity Interest. In the event that CFC is unable to procure the necessary regulatory approvals for its ownership of DART Common Stock in excess of 5%, and in consideration of this Agreement, CFC's contributions set forth in Section I above, and other good and valuable consideration, the receipt of which is hereby acknowledged, DART shall, for no additional consideration, issue such number of shares of DART Common Stock as may be required from time to time such that the DART Common Stock owned by CFC shall, at all times, constitute 4.95% of the then outstanding DART Common Stock (such action being hereinafter referred to as the "4.95% Equity Maintenance"). The 4.95% Equity Maintenance shall be applicable regardless of whether CFC shall receive regulatory approval to receive (or actually receives) the percentage compensation referenced in Section 4.2 and set forth in Exhibit A. Notwithstanding the foregoing, the 4.95% Equity Maintenance shall be capped such that no shares of DART Common Stock will be issued after the total number of shares of DART Common Stock owned by CFC pursuant to the 4.95% Equity Maintenance equals the 450,000 shares which it originally was to receive (but for denial of regulatory approval of such ownership), as such 450,000 shares may be equitably adjusted from time to time to take into account stock splits, stock dividends, reverse stock splits, other similar recapitalizations, and issuances of DART Common Stock (or securities convertible into DART Common Stock) at less than fair market value.
             2.5.  Issuance of DART Common Stock to Greerco Partnership.
        DART shall issue Common Stock to Greerco Partnership as contemplated in Section 1.5 above.

                           SECTION III.  REGULATORY MATTERS

             3.1. Compliance with Applicable Law. Consummation of the transactions contemplated herein shall be subject to receipt of all necessary regulatory approvals, and CFC shall not consummate any transactions contemplated herein except upon receipt of necessary approvals. Notwithstanding anything to the contrary herein, in no event shall this Agreement be construed to require CFC to take, or impose any liability on CFC as a result of its failure to take, any action which is not permissible under applicable law. The consummation of any transaction contemplated herein (including, but not limited to the entry into the DP Agreement (as defined below) shall constitute a representation to Telepay, Telepay's shareholders and DART that all regulatory approvals necessary for that particular transaction have been received.

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

             3.2. Receipt of Regulatory Approvals. CFC shall, at its own costs, be responsible for obtaining any necessary regulatory approvals. CFC shall use its best efforts to obtain all regulatory approvals necessary to the consummation of the transactions contemplated herein. Notwithstanding the foregoing, the parties acknowledge that CFC shall be responsible only for regulatory approvals from banking authorities and any other applicable regulatory approvals (such as regulatory approvals for telecommunications related matters) shall be the responsibility of DART.


                        SECTION IV.  DATA PROCESSING CONTRACT

             4.1. Entry in Data Processing Agreement. Telepay shall enter into an agreement (the "DP Agreement") with CFC or an affiliate of CFC which shall provide that CFC or its affiliate shall provide all servicing and data processing which are incident to the System. The compensation payable to CFC shall, subject to other provisions contained herein, consist of the fixed compensation per transaction set forth on Exhibit A attached hereto. The DP Agreement shall be for a period of at least 20 years and shall contain other reasonable terms and industry provisions typical of such agreements. CFC and Telepay shall enter into this DP Agreement regardless of whether CFC is ultimately able to acquire the stock as contemplated in Section
        2.2 above or receive the percentage compensation as contemplated in
        Section 4.2 below). It is expressly acknowledged that the CFC, pursuant to the DP Contract, shall be entitled to provide data processing services to all System customers (including those customers who are not customers of CFC or its affiliates). It is further acknowledged that Telepay's obligations under the DP Contract will be assumed by DART upon contribution of the Telepay stock to DART as contemplated in Section I above.
             4.2. Percentage Compensation. In the event that CFC is unable to procure regulatory approval for its ownership of the DART Common Stock contemplated in Section 2.2 hereof, the DP Agreement shall provide that CFC (or its affiliate) shall be entitled to receive the percentage compensation set forth in Exhibit A attached hereto.


               SECTION V.  REPRESENTATIONS OF TELEPAY, GREER AND GRAHAM

             Telepay, Greer and Graham hereby jointly and severally represent and warrant to CFC the following matters on and as of the date of this Agreement:

             5.1. Organization, Good-Standing and Conduct of Business. Telepay is a corporation, duly organized, validly existing and in good standing under the laws of South Carolina, and has full power and authority and all necessary governmental and regulatory authorization to own all of its properties and assets and to carry on its business as it is presently being conducted.

             5.2. Corporate Authority. The execution, delivery and performance of this Agreement have been duly authorized by the Board

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
        of Directors of Telepay. No other corporate acts or proceedings on the part of Telepay are required or necessary to authorize this Agreement or the consummation of the transactions contemplated herein; except that additional Telepay shareholders will be required to contribute their Telepay stock as contemplated in Section I above.
             5.3.  Binding Effect.  When executed, this Agreement will
        constitute valid and legally binding obligations of Telepay, Greer and Graham and, subject to the conditions set forth herein, will be enforceable against each of such parties in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights or the relief of debtors generally. Each document and instrument contemplated by this Agreement, when executed and delivered by Telepay, Greer and/or Graham (as applicable) in accordance with the provisions hereof, shall be duly authorized, executed and delivered by Telepay, Greer and Graham (as applicable) and enforceable against Telepay, Greer and Graham (as applicable) in accordance with its terms, subject to the exceptions in the previous sentence.
             5.4. Capitalization of Telepay. The authorized capital stock of Telepay consists solely of (i) 10,000 authorized shares of common stock (no par value), of which 1,000 shares are currently issued and outstanding. Greer and Graham are the only shareholders of Telepay. All of the issued and outstanding shares of Telepay are validly issued and fully paid and nonassessable. All of shares of Telepay which may, in the future, become issued and outstanding, shall be validly issued and fully paid and nonassessable. Except as contemplated herein, there are no outstanding obligations, options, warrants or commitments of any kind or nature or any outstanding securities or other instruments convertible into shares of any class of capital stock of Telepay, or pursuant to which Telepay is or may become obligated to issue any shares of its capital stock. Greer and Graham own their respective shares of Telepay stock free and clear of all liens or encumbrances of any type. At the Formation Time, all shareholders of Telepay will own their respective shares of Telepay stock free and clear of all liens or encumbrances of any type. Upon consummation of the transactions contemplated herein, DART shall own 100% of all Telepay stock free and clear of all liens and encumbrances of any type.
             5.5. Non-Contravention and Defaults; No Liens. Neither the execution or delivery of this Agreement, nor the fulfillment of, or compliance with, the terms and provisions hereof, will (i) result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, termination of or acceleration of the performance provided by the terms of, any agreement to which Telepay, Greer or Graham is a party or by which any of them may be bound, (ii) violate any provision of any law, rule or regulation, (iii) result in the creation or imposition of any lien, charge, restriction, security interest or encumbrance of any nature whatsoever on any asset of Telepay, Greer or Graham, or (iv) violate any provisions of Telepay's Articles of Incorporation or Bylaws.

             5.6. Necessary Approvals. Except for any necessary approvals from banking regulators and the public service commission, Telepay

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

        has obtained all certificates of authority, licenses, permits, franchises, registrations of foreign ownership or other regulatory approvals in every jurisdiction necessary for the continuing conduct of its business and ownership of its assets (including the operation of the System).
             5.7. Representations Regarding the System. The System is a unique system for providing home banking services. The System generally consists of a telephone system with magnetic strip "swipe" capabilities which will permit the user to pay bills electronically, to purchase various consumer items such as cable movies and takeout food, and select long distance companies.
             5.8. Patents. There are patent applications pending on the principal proprietary aspects of the System, the sole beneficiary of which is Telepay. Telepay has been advised by competent patent counsel that such patent applications have reasonable probability of being granted. Such patent applications, if granted and upon transfer of the stock of Telepay to DART as contemplated herein, will provide Dart with a significant technical advantage over systems presently being used for "home banking."
             5.9. Title to Properties, Encumbrances. Telepay has good and marketable title to all of its property, free and clear of any liens, claims, charges, options or other encumbrances, except for any lien for current taxes not yet due and payable. Telepay solely owns the rights to all of the software necessary to operate the System, except for such software which is currently owned or licensed to CFC or its affiliates. All intangible assets of Telepay will be assignable to DART after contribution of the Telepay stock as contemplated in
        Section I.
             5.10. Litigation. There are no claims, actions, suits or proceedings pending or threatened against Telepay, or to Telepay's, Greer's or Graham's knowledge affecting Telepay, at law or in equity, before or by any Federal, state, municipal, administrative or other court, governmental department, commission, board, or agency, an adverse determination of which could have a material adverse effect on the business or operations of Telepay, and none of Greer, Graham or Telepay know of no basis for any of the foregoing. There is no order, writ, injunction, or decree of any court, domestic or foreign, or any Federal agency affecting Telepay or to which Telepay is subject.
             5.11. Telepay Information. The information with respect to Telepay, Greer, Graham and the System which has been provided to CFC is accurate and complete in all material respects. Except for such liabilities as have been expressly disclosed to CFC in writing, Telepay has no material liabilities or material obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due. Since its incorporation, there has been (i) no material adverse change in the business or operations of Telepay, (ii) no incurrence by or subjection of Telepay to any obligation or liability (whether fixed, accrued or contingent) or commitment material to Telepay not expressly disclosed to CFC in writing.



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                         SECTION VI.  REPRESENTATIONS OF CFC

             CFC hereby represents and warrants to CFC the following matters on and as of the date of this Agreement:

             6.1. Organization, Good-Standing and Conduct of Business. CFC is a corporation, duly organized, validly existing and in good standing under the laws of South Carolina, and has full power and authority and all necessary governmental and regulatory authorization to own all of its properties and assets and to carry on its business as it is presently being conducted.
             6.2. Corporate Authority. The execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of CFC. No other corporate acts or proceedings on the part of CFC are required or necessary to authorize this Agreement or the consummation of the transactions contemplated herein.
             6.3. Binding Effect. When executed, this Agreement will constitute valid and legally binding obligation of CFC and, subject to the conditions set forth herein, will be enforceable against CFC in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights or the relief of debtors generally. Each document and instrument contemplated by this Agreement, when executed and delivered by CFC in accordance with the provisions hereof, shall be duly authorized, executed and delivered by CFC and enforceable against CFC in accordance with its terms, subject to the exceptions in the previous sentence.
             6.4.  Capitalization of CFC.  CFC is a company registered under
        Section 12(g) of the Securities Exchange Act of 1934, as amended and its capitalization is as set forth in its publicly-filed documents.
             6.5. Non-Contravention and Defaults; No Liens. Neither the execution or delivery of this Agreement, nor the fulfillment of, or compliance with, the terms and provisions hereof, will, assuming receipt of all necessary regulatory approvals, (i) result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, termination of or acceleration of the performance provided by the terms of, any agreement to which CFC is a party or by which it may be bound, (ii) violate any provision of any law, rule or regulation, (iii) result in the creation or imposition of any lien, charge, restriction, security interest or encumbrance of any nature whatsoever on any asset of CFC, or (iv) violate any provisions of CFC's Articles of Incorporation or Bylaws.
             6.6. Necessary Approvals. Except for any necessary approvals from banking regulators and the public service commission, CFC has obtained all certificates of authority, licenses, permits, franchises, registrations of foreign ownership or other regulatory approvals in every jurisdiction necessary for the continuing conduct of its business and ownership of its assets (including the operation of the System).
             6.7. Representations Regarding Data Processing. Except for the proprietary software of Telepay (which will be provided to CFC), CFC has or will have the capability to provide all data processing reasonably necessary to the operation of the System, as the System has been described to CFC.


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

             6.8. Title to Properties, Encumbrances. CFC has good and marketable title to all of the property which will be contributed to DART, free and clear of any liens, claims, charges, options or other encumbrances, except for any lien for current taxes not yet due and payable.
             6.9. Litigation. There are no claims, actions, suits or proceedings pending or threatened against CFC, or to its knowledge affecting CFC, at law or in equity, before or by any Federal, state, municipal, administrative or other court, governmental department, commission, board, or agency, an adverse determination of which could have a material adverse effect on the business or operations of CFC, and CFC knows of no basis for any of the foregoing. There is no order, writ, injunction, or decree of any court, domestic or foreign, or any Federal agency affecting CFC or to which CFC is subject.
             6.10. CFC Information. The information with respect to CFC and its data processing capabilities which has been provided to Telepay, Greer and Graham is accurate and complete in all material respects.


                               SECTION VII.  MANAGEMENT

             7.1. Directors. DART shall initially have a total of nine directors. The following persons shall be elected as directors for an initial term of three years and thereafter until such time as a public offering of DART Common Stock has occurred:

        Richard E. Greer         Edward Sebastian    Carroll A. Campbell
        Leighton Cubbage         Donald R. Futch     Mack I. Whittle, Jr.
        Cynthia Engle            Steve Powell        William O. Graham, Jr.

             The DART directors shall be paid reasonable directors' fees.

             7.2. Replacement of Directors. In the event that any of the persons set forth in Section 7.1 is unable or unwilling to serve (or to continue in service) as director of DART, that the replacement Director for such person(s) shall be mutually acceptable to Greer and CFC. Until such time as CFC and Greer agree upon a mutually acceptable replacement, DART's board shall be decreased in size to equal the number of existing directors.

             7.3. Executive Committee. The Board of Directors of DART shall establish an executive committee consisting of Richard E. Greer and Mack I. Whittle, Jr., which committee must unanimously approve material capital expenditures, material compensation increases, issuances of capital stock and any company restructuring. Such approval shall be in addition to any necessary board approvals.

             7.4. Voting of Stock and Other Actions. CFC, Greer and Graham agree to vote their DART Common Stock and take such other reasonable action as may be necessary to cause the actions set forth in this
        Section VII to occur. CFC, Graham and Greer agree that each of them shall not vote their DART Common Stock or take any actions which are contrary to the purposes and intent set forth in this Section VII.



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

             7.5. Other Covenants of Telepay regarding Voting. In the event that CFC is precluded because of regulatory reasons from acquiring DART Common Stock in excess of the 4.95% to be owned by CFC as contemplated herein, Greer and Graham shall nevertheless vote all of their shares of DART Common Stock as may be necessary to implement this Section VII.

             7.6.  Termination of Voting Agreement.  The provisions of this
        Section VII shall terminate completely upon the completion of an underwritten public offering whereby DART is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended.


                       SECTION VIII.  COVENANTS OF THE PARTIES

             8.1. Confidentiality and No-Use. Each party will and, will cause its employees and agents to, hold in strict confidence, unless disclosure is compelled by judicial or administrative process, or in the opinion of its counsel, by other requirements of law, all Confidential Information of the other party and will not disclose the same to any person. Confidential Information shall be used only for the purpose of and in connection with consummating the transaction contemplated herein. Each party will and will cause its employees and agents to hold in strict confidence all Confidential Information except for such disclosure as may be required in the ordinary course of business, or unless disclosure is compelled by judicial or administrative process, or in the opinion of its counsel, by other requirements of law. During the pendency of this Agreement, each party agrees that it shall use Confidential Information only in connection with the business of DART and not for any other purpose. In the event that this Agreement is terminated because of a breach hereof, the breaching party shall never be entitled to use Confidential Information. Subsequent shareholders of DART shall be required to agree to confidentiality and no-use provisions substantially similar to the provisions contained in this Section
        VIII. The term "Confidential Information" shall mean all information of any kind concerning a party hereto (or an affiliate of a party) that is furnished by such party or on its behalf in connection with this Agreement, except information (i) ascertainable or obtained from public or published information, (ii) received from a third party not known to the recipient of Confidential Information to be under an obligation to keep such information confidential, (iii) which is or becomes known to the public (other than through a breach of this Agreement), (iv) of which the recipient was in possession prior to disclosure thereof in connection with the Merger, or (v) which was independently developed by the recipient without the benefit of Confidential Information.
             8.2. CFC Customer Base. CFC shall offer the System to its customer base, provided that the System functions in customer's homes as demonstrated by the System prototypes shown to CFC.
             8.3. Fees. Each party shall be responsible for its own costs and fees associated with the transactions contemplated herein.




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


             8.4. Sale of Telepay Stock. Greer and Graham shall at all times maintain ownership of at least two-thirds of the outstanding stock of Telepay.
             8.5. Contribution of Telepay Stock. Greer and Graham agree that each Telepay shareholder, at the Formation Time, shall be obligated to transfer their respective shares of Telepay stock to DART upon the terms and conditions contemplated herein.



                       SECTION IX.  CONDITIONS TO CONSUMMATION

             9.1. Conditions to CFC's Obligation of Consummation. The following shall be a condition to CFC's obligation to enter into the DP Agreement and to consummate any of the other transactions contemplated herein (including the transfer of CFC property and the receipt of DART Common Stock):
             (i) All permits, orders, consents, or other authorizations necessary for CFC to engage in the particular transaction shall have been obtained, and no governmental agency or department or judicial authority shall have issued any order, writ, injunction or decree prohibiting the consummation of such transaction. Approvals of all applicable regulatory agencies shall have been obtained without the imposition of any condition or requirements that, in the reasonable judgment of CFC, renders the subject transaction unduly burdensome.
             (ii) Telepay, Greer and Graham shall have complied with all their covenants contained herein (to the extent that such covenants may have been complied with by the date of entry into the DP Agreement) and Telepay's, Greer's and Graham's representations and warranties contained herein shall be accurate in all material respects.
             (iii) The business of Telepay shall have been conducted in the usual and customary manner, and there shall have been no material casualty or material adverse change in the business or financial condition of Telepay from the date hereof through the date of consummation of the subject transaction.
             9.2. Conditions to Consummation. The following shall be a condition to Telepay's obligation to enter into the DP Agreement and for Telepay, Greer and Graham to consummate any of the other transactions contemplated herein:
             (i) CFC shall have complied with all its covenants contained herein (to the extent that such covenants may have been complied with by the date of consummation of the subject transaction) and CFC's representations and warranties contained herein shall be accurate in all material respects.


                              SECTION X.   TERMINATIONS

             10.1. Termination. This Agreement may be terminated at any time:
             (i) by mutual consent of the parties;
             (ii) by either (A) CFC or (B) Telepay, Greer or Graham, at that party's option, if a permanent injunction or other order, including


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

        any order denying any required regulatory consent or approval, shall have been issued by any Federal or state court of competent jurisdiction in the United States or by any United States Federal or state governmental or regulatory body, which order prevents the consummation of the transactions contemplated herein;
             (iii) by either (A) CFC or (B) Telepay, Greer or Graham, if the other party has failed to comply with the agreements or fulfill the conditions contained herein, provided, however, that any such failure of compliance or fulfillment must be material and the breaching party must be given notice of the failure to comply and a reasonable period of time to cure; and provided, further that the non-breaching party elects to terminate because of such failure of compliance;
             (iv) by any party hereto as set forth in Section 12.2 hereof.
             10.2. Effect of Termination. In the event of termination of this Agreement by any party as provided above, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of any party, or their respective agents, representatives or affiliates, except for intentional breach; provided, however, that in the event this Agreement is terminated, any agreements between the two parties as to confidential information shall survive such termination, and provided, further, that CFC shall be entitled to sole possession and ownership to all of its property (both tangible and intangible) contributed or made available to Telepay and/or DART and to all work product created in furtherance of the transactions contemplated herein.


                           SECTION XI.  DISPUTE RESOLUTION

             11.1. Dispute Resolution. Any dispute arising under this Agreement, including without limitation, any dispute as to the terms of the DP Agreement or the reasonableness of compensation thereunder, referred to and resolved by arbitration in Greenwood, South Carolina, in accordance with the rules of the American Arbitration Association, by a panel of three arbitrators, one of whom shall be selected by the Telepay, one of whom shall be selected by CFC and the third of whom shall be selected by the arbitrators selected by Telepay and CFC. A determination made in accordance with such rules shall be delivered in writing to the parties hereto and shall be final and binding and conclusive upon them. Each party shall pay its or his own legal, accounting and other fees in connection with such an arbitration; provided, however, that the arbitrators may award arbitration costs, including legal, auditing and other fees to the prevailing party in the arbitration proceeding if the arbitrators determine that such an award is appropriate.


                             SECTION XII.   MISCELLANEOUS

             12.1. Survival of Representations and Warranties. The representations, warranties and covenants contained in this Agreement or in any other documents delivered pursuant hereto, shall survive the consummation of the transactions contemplated hereby.
        Notwithstanding any investigation made by or on behalf of the


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


        parties, whether before or after Closing Date, the parties shall be entitled to rely upon the representations and warranties given or made by the other party(ies) herein.
             12.2. Severability. Each provision of this Agreement is severable from the remainder of the Agreement. If any provision or covenant contained in this Agreement is not permissible under applicable law, then such provision or covenant shall be modified such that it is in accordance with applicable law and the benefits resulting from such provision or covenant are substantially preserved. However, in the event that such modification represents a material change to the benefits or detriments of either party hereto, then such party which is affected by such change in benefits and/or detriments shall have the right to terminate this Agreement without liability.
             12.3. Entire Agreement. This Agreement, including any schedules, exhibits, lists and other documents referred to herein which form a part hereof, contains the entire agreement of the parties with respect to the subject matter contained herein and there are no agreements, warranties, covenants or undertakings other than those expressly set forth herein.
             12.4. Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Agreement shall not be assigned by either of the parties hereto without the prior written consent of the other party hereto.
             12.5. Notices. Any notice given hereunder shall be in writing and delivered to such addresses as may be provided by the parties to each other from time to time. Any notice shall be deemed delivered and received upon reasonable proof of receipt.
             12.6. Counterparts. This Agreement may be executed in one or more Counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
             12.7. Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.
             12.8. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina.
             12.9. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.
             12.10. Waiver. Any term, provision or condition of this Agreement (other than the required by law) may be waived in writing at any time by the party which is entitled to the benefits thereof.

             IN WITNESS WHEREOF, this Agreement has been duly entered as of the date first written above.

        Witnesses
                                                CAROLINA FIRST CORPORATION

        /s/______________________          By:  /s/_________________________
                                                William S. Hummers III
                                                Executive Vice President



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

                                                TELEPAY, INC.

        /s/______________________          By:  /s/_________________________
                                                Richard E. Greer



                                                WILLIAM GRAHAM

        /s/______________________          By:  /s/_________________________
                                                An individual



                                                RICHARD E. GREER

        /s/______________________          By:  /s/_________________________
                                                An individual



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


                                     SCHEDULE 1.2

                       Non-exclusive List of Assets of Telepay

             Software, patents, patent applications, licenses, trademarks and know-how related to the System.






                                     SCHEDULE 1.3

                             Capital Contributions of CFC




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

                                      Exhibit A


        Fixed Compensation

             $______ per transaction (with "transaction" to be defined more clearly)


        Percentage Compensation

             CFC shall receive 32.5% of after tax net income of DART, as calculated pursuant to generally accepted accounting principles (the "Percentage Compensation"). This 32.55% assumes that the 200,000 shares is issued as contemplated in Section 2.3 of the Agreement; otherwise the Percentage Commission shall be 40.05%. The Percentage Compensation as may become payable shall be represented by a promissory note delivered on April 1 of each year, which note shall bear interest at 2% over prime, and shall be payable in full five years from its date of issuance, with interest to be paid annually.

             Such Percentage Compensation shall be adjusted in the event that additional equity (in addition to the capital to be received from the sale of 200,000 shares of Common Stock) is contributed to DART, all in accordance with the following calculation:

             The percentage compensation shall be diluted to the same extent that 450,000 of the original total outstanding shares get diluted by the issuance of equity.

             For example: If there are 1,200,000 shares of Common Stock outstanding (after the (Section Mark)351 incorporation) and DART issues an additional 1,200,000 shares of Common Stock, then CFC percentage compensation will be reduced to 18.75%.



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